Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Fiscal 2023 Second Quarter Results

U.S. Consumer First Half Sales of $1.73B in Line with Record Prior Two Years
Fiscal 2Q23 GAAP EPS of $1.94; non-GAAP Adjusted EPS of $3.78
Net Leverage Ratio within Covenant at 6.0X
Project Springboard to Deliver Annualized Savings Over $200 million
Updated Full Year Outlook to be Provided in June

MARYSVILLE, Ohio, May 3, 2023 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced results for its fiscal second quarter ended April 1, 2023.

“Fiscal 2023 is a testament to the powerful franchise of our core lawn and garden business,” said Jim Hagedorn, chairman and CEO. “Our work has been marked by record retailer shipments, POS lifts and reliable cash generation. We are de-levering as planned and enhancing our ability to invest in growth and long-term shareholder value.

“Looking ahead, our collaboration with retailers is tighter than ever and our combined promotional activities will keep consumers engaged through the season. The bigger story is we’re moving toward the transition phase of our recovery with more freedom to operate.”

Second Quarter Highlights

U.S. Consumer net sales decreased 2 percent versus record high sales in the same period last year, bringing first half 2023 sales just ahead of prior year and within 3 percent of the Company’s record first half in 2021. The Company said this reflects the strong partnership with retailers on first half load-in and unparallelled execution by ScottsMiracle-Gro operators and associates. For the U.S. Consumer business, the first half of the fiscal year typically comprises 55 to 60 percent of full year net sales but less than 30 percent of POS.

After a slow start through March, partly driven by extreme weather in the West, the U.S. Consumer business saw improved consumer demand entering May. Even in the uncertain macroeconomic environment, consumers remain engaged in lawn and garden and are reacting positively to the Company’s branded promotions, especially where weather has been favorable. The DayLawn Saving and Scott for Scotts marketing campaigns and more recent in-store activities such as Spring Black Friday and SpringFest events have helped drive earlier consumer engagement. Based on the mix of consumer takeaway through April, the Company expects full year POS volume to meet original expectations based on stronger performance in growing media and premium lawn fertilizers, offset by lower volumes in grass seed and private-label fertilizers. With strong productivity and cost savings from Project Springboard, the total company gross margin rate is still expected to approximate a 100 basis point decline year over year despite the shift in category mix and increased trade investments.

At Hawthorne, the team remains focused on cost control and restructuring efforts. During the quarter, Hawthorne further optimized its distribution network by initiating the closure of four distribution centers. Additionally, the non-core Hurricane branded fans business was sold. The Company recorded pre-tax restructuring charges of $141 million in the quarter associated with these activities.

“The Hawthorne team has shown resilience through sustained industry challenges, and I commend them for overdelivering on our original Project Springboard targets and remaining focused on strategic execution,” said Matt Garth, executive vice president and chief financial officer. “While we still expect daily sales rates to improve in the back half of the year, continued industry challenges make it difficult to provide topline guidance today. Instead, our full focus remains on cost control and getting back to run rate profitability by fiscal year-end. In recognition of the prevailing headwinds, we now expect a mid single-digits percentage decline in total Company operating income and a low single-digits percentage decline in adjusted EBITDA for the full year.”

The Company reported GAAP income of $1.94 per diluted share for the quarter. Non-GAAP adjusted earnings, the basis of the Company’s guidance, was $3.78 per diluted share.

Financial Results

Second Quarter Details
For the quarter ended April 1, 2023, company-wide sales decreased 9 percent to $1.53 billion. U.S. Consumer segment sales decreased 2 percent to $1.36 billion, from a record $1.38 billion last year. Hawthorne segment sales decreased 54 percent to $93 million, compared with $203 million during the same period a year ago, reflecting the continued challenges in the hydroponic industry.

January - March 2023
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(11)%	0%	9%	0%	(2)%
Hawthorne	(60)%	0%	6%	0%	(54)%
Other	(11)%	(6)%	2%	0%	(15)%
Total SMG	(17)%	0%	8%	0%	(9)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures

GAAP and non-GAAP adjusted gross margin rates for the quarter were 26.9 percent and 34.7 percent, respectively. The GAAP and non-GAAP gross margin rates were 35.1 percent and 35.4 percent, respectively, in the second quarter of last year. Higher commodities and unfavorable conversion and fixed cost leverage, primarily related to volume loss at Hawthorne and lower production volumes in our U.S. consumer business, continued to drive the non-GAAP gross margin rate decline as expected for the quarter. Those pressures were mostly offset by last year’s net price increases and earlier than planned Springboard distribution savings from restructuring at Hawthorne. Mix had a negligible impact on year over year net sales or gross margin rate.

Project Springboard has also contributed to a 9 percent reduction in SG&A to $186 million from $205 million a year ago.

Interest expense increased $20 million year over year to $48 million, driven mainly by higher interest rates. The Company’s average net debt-to-EBITDA ratio at the end of the quarter was 6.0 times versus the covenant maximum of 6.5 times. The maximum remains at 6.5 times next quarter before returning to 6.25 times in the fourth quarter of the fiscal year.

The Company reported GAAP net income of $109.4 million, or $1.94 per diluted share, compared with prior year earnings of $276.5 million, or $4.94 per diluted share. The current and prior results include after-tax impairment, restructuring, and other non-recurring items of $104.4 million and $5.0 million, respectively. Excluding these charges, non-GAAP adjusted earnings in the quarter were $213.8 million, or $3.78 per diluted share, compared with earnings of $281.5 million, or $5.03 per diluted share, in the second quarter of 2022.

Year-to-date details
For the first six months of fiscal 2023, the Company reported sales of $2.06 billion, down 8 percent from $2.24 billion a year earlier. U.S. Consumer segment sales increased slightly to $1.73 billion. Sales for the Hawthorne segment decreased 43 percent to $224 million.

October 2022 - March 2023
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(10)%	0%	10%	0%	0%
Hawthorne	(48)%	(1)%	5%	1%	(43)%
Other	(18)%	(6)%	7%	0%	(17)%
Total SMG	(17)%	(1)%	9%	1%	(8)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures

The company-wide gross margin rate was 24.7 percent on a GAAP basis and 31.0 percent on a non-GAAP adjusted basis compared with rates of 31.5 percent and 31.7 percent, respectively, a year ago. SG&A decreased 12 percent to $315 million.

The progress on gross margin rates and SG&A improvements are reflective of the Company’s Project Springboard actions that are now slated to deliver at least $200 million in run-rate savings by fiscal year-end.

On a company-wide basis, GAAP net income was $44.7 million, or $0.80 per diluted share, compared with $226.4 million, or $4.02 per diluted share, for the first six months of fiscal 2022. Excluding impairment, restructuring, and other non-recurring items, non-GAAP adjusted earnings were $157.4 million, or $2.81 per diluted share, compared with $232.9 million, or $4.14 per diluted share, last year.

“We’ve seen more than $500 million in additional commodity costs over the past three years,” Garth said. “While some commodity costs are moderating, they are still higher than two years ago. We will not begin to see the benefit of this moderation until fiscal 2024 as we work down higher-priced inventories and return to normal production volumes. I'm proud of the progress our team continues to make in improving gross margin rates through Project Springboard and net pricing actions.”

Hawthorne Restructuring - Closure of Four Distribution Centers

Hawthorne also announced the sale of its Hurricane branded fans business, which closed on March 30, 2023. This divestiture helps accelerate Hawthorne’s closures of four additional warehouse facilities in Vancouver, WA; Gresham, OR; Phillipsburg, NJ; and San Bernardino, CA. Costs associated with these actions are included in the second quarter restructuring charges.

Fiscal 2023 Outlook

The Company’s current outlook for fiscal 2023 as compared to fiscal 2022 is as follows:

•Near 100 basis points decline in gross margin rate
•Mid single-digits percentage decline in adjusted operating income
•Low single-digits percentage decline in adjusted EBITDA
•Interest expense increase of approximately $60 million
•Effective tax rate of 27 to 28 percent
•Free cash flow of $1 billion over the next two years

The Company expects to provide an update on business results and outlook in early June as is typical near the end of the spring season.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, May 3
The Company will discuss the results during a webcast and conference call today at 9:00 a.m. ET. To participate in the conference call, please register in advance at this link. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. If you do not anticipate asking a question, we recommend joining via the live webcast on the Company’s investor relations website at http://investor.scotts.com. The replay of the conference call will also be available on the Company’s website, where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•Disruptions in availability or increases in the prices of raw materials or fuel could adversely affect the Company's business;
•The effects of the ongoing coronavirus (COVID-19) pandemic and any possible recurrence of other similar types of pandemics, or any other widespread public health emergencies, could have a material adverse effect on the Company’s business, results of operations, financial condition and/or cash flows;

•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•The Company’s decision to maintain, reduce or discontinue paying cash dividends to its shareholders or repurchasing its Common Shares could cause the market price for its common shares to decline;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;
•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption; and
•Hagedorn Partnership, L.P. beneficially owns approximately 25% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	April 1, 2023	April 2, 2022	% Change	April 1, 2023	April 2, 2022	% Change
Net sales		$1,531.5	$1,678.4	(9)%	$2,058.1	$2,244.3	(8)%
Cost of sales		1,000.1	1,084.7		1,420.7	1,532.0
Cost of sales—impairment, restructuring and other		118.7	5.3		129.0	5.3
Gross margin		412.7	588.4	(30)%	508.4	707.0	(28)%
% of sales		26.9%	35.1%		24.7%	31.5%
Operating expenses:
Selling, general and administrative		186.3	204.7	(9)%	314.8	358.7	(12)%
Impairment, restructuring and other		21.8	0.1		30.2	1.8
Other income, net		(1.6)	(4.3)		(1.0)	(6.0)
Income from operations		206.2	387.9	(47)%	164.4	352.5	(53)%
% of sales		13.5%	23.1%		8.0%	15.7%
Equity in loss of unconsolidated affiliates		7.3	6.5		18.7	13.8
Interest expense		48.3	28.3		91.0	52.1
Other non-operating (income) expense, net		0.8	(1.9)		(0.8)	(3.7)
Income before income taxes		149.8	355.0	(58)%	55.5	290.3	(81)%
Income tax expense		40.4	78.5		10.8	63.9
Net income		$109.4	$276.5	(60)%	$44.7	$226.4	(80)%

Basic net income per common share	(1)	$1.95	$4.98	(61)%	$0.80	$4.08	(80)%
Diluted net income per common share	(2)	$1.94	$4.94	(61)%	$0.80	$4.02	(80)%

Common shares used in basic net income per share calculation		56.0	55.5	1%	55.8	55.5	1%
Common shares and potential common shares used in diluted net income per share calculation		56.5	56.0	1%	56.1	56.3	—%

Non-GAAP results:
Adjusted net income	(3)	$213.8	$281.5	(24)%	$157.4	$232.9	(32)%
Adjusted diluted net income per common share	(2) (3)	$3.78	$5.03	(25)%	$2.81	$4.14	(32)%
Adjusted EBITDA	(3)	$404.8	$436.1	(7)%	$426.0	$434.9	(2)%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business outside the United States. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Six Months Ended
	April 1, 2023	April 2, 2022	% Change	April 1, 2023	April 2, 2022	% Change
Net Sales:
U.S. Consumer	$1,357.4	$1,379.8	(2)%	$1,726.3	$1,722.2	—%
Hawthorne	92.7	202.6	(54)%	224.2	393.2	(43)%
Other	81.4	96.0	(15)%	107.6	128.9	(17)%
Consolidated	$1,531.5	$1,678.4	(9)%	$2,058.1	$2,244.3	(8)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$397.4	$428.9	(7)%	$428.7	$439.6	(2)%
Hawthorne	(16.8)	3.3	(609)%	(33.0)	(2.0)	(1,550)%
Other	14.6	10.5	39%	16.0	11.8	36%
Total Segment Profit (Non-GAAP)	395.2	442.7	(11)%	411.7	449.4	(8)%
Corporate	(42.1)	(39.1)		(74.0)	(70.5)
Intangible asset amortization	(6.4)	(10.4)		(14.1)	(19.3)
Impairment, restructuring and other	(140.5)	(5.3)		(159.2)	(7.1)
Equity in loss of unconsolidated affiliates	(7.3)	(6.5)		(18.7)	(13.8)
Interest expense	(48.3)	(28.3)		(91.0)	(52.1)
Other non-operating income (expense), net	(0.8)	1.9		0.8	3.7
Income before income taxes (GAAP)	$149.8	$355.0	(58)%	$55.5	$290.3	(81)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 1, 2023	April 2, 2022	September 30, 2022

ASSETS
Current assets:
Cash and cash equivalents	$25.0	$17.1	$86.8
Accounts receivable, net	1,457.9	1,434.6	378.8
Inventories	1,127.6	1,594.1	1,343.5
Prepaid and other current assets	231.9	208.6	172.8
Total current assets	2,842.4	3,254.4	1,981.9
Investment in unconsolidated affiliates	174.2	193.2	193.8
Property, plant and equipment, net	588.9	621.0	606.0
Goodwill	254.3	688.1	254.0
Intangible assets, net	565.5	799.9	580.2
Other assets	562.8	650.9	680.9
Total assets	$4,988.1	$6,207.5	$4,296.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$435.4	$459.7	$144.3
Accounts payable	415.5	507.5	422.6
Other current liabilities	521.6	503.1	397.0
Total current liabilities	1,372.5	1,470.3	963.9
Long-term debt	3,138.0	3,350.0	2,826.2
Other liabilities	340.1	412.2	359.0
Total liabilities	4,850.6	5,232.5	4,149.1
Equity	137.5	975.0	147.7
Total liabilities and equity	$4,988.1	$6,207.5	$4,296.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended April 1, 2023			Three Months Ended April 2, 2022
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$412.7	$(118.7)	$531.5	$588.4	$(5.3)	$593.6
Gross margin as a % of sales	26.9%		34.7%	35.1%		35.4%
Income from operations	206.2	(140.5)	346.7	387.9	(5.3)	393.3
Income from operations as a % of sales	13.5%		22.6%	23.1%		23.4%
Income before income taxes	149.8	(140.5)	290.3	355.0	(5.3)	360.4
Income tax expense	40.4	(36.1)	76.5	78.5	(0.3)	78.8
Net income	109.4	(104.4)	213.8	276.5	(5.0)	281.5
Diluted net income per common share	1.94	(1.85)	3.78	4.94	(0.09)	5.03

Calculation of Adjusted EBITDA (3):	Three Months Ended April 1, 2023	Three Months Ended April 2, 2022
Net income (GAAP)	$109.4	$276.5
Income tax expense	40.4	78.5
Interest expense	48.3	28.3
Depreciation	16.0	16.4
Amortization	6.4	10.4
Impairment, restructuring and other charges	140.5	5.3
Equity in loss of unconsolidated affiliates (4)	7.3	6.5
Interest income	(1.0)	(1.7)
Share-based compensation	37.5	15.9
Adjusted EBITDA (Non-GAAP)	$404.8	$436.1

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Six Months Ended April 1, 2023			Six Months Ended April 2, 2022
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$508.4	$(128.9)	$637.3	$707.0	$(5.3)	$712.3
Gross margin as a % of sales	24.7%		31.0%	31.5%		31.7%
Income from operations	164.4	(159.2)	323.6	352.5	(7.1)	359.6
Income from operations as a % of sales	8.0%		15.7%	15.7%		16.0%
Income before income taxes	55.5	(159.2)	214.7	290.3	(7.1)	297.4
Income tax expense	10.8	(46.5)	57.2	63.9	(0.6)	64.5
Net income	44.7	(112.7)	157.4	226.4	(6.5)	232.9
Diluted net income per common share	0.80	(2.01)	2.81	4.02	(0.12)	4.14

Calculation of Adjusted EBITDA (3):	Six Months Ended April 1, 2023	Six Months Ended April 2, 2022
Net income (GAAP)	$44.7	$226.4
Income tax expense	10.8	63.9
Interest expense	91.0	52.1
Depreciation	33.6	32.4
Amortization	14.1	19.3
Impairment, restructuring and other charges	159.2	7.1
Equity in loss of unconsolidated affiliates (4)	18.7	13.8
Interest income	(4.4)	(3.3)
Share-based compensation	58.3	23.2
Adjusted EBITDA (Non-GAAP)	$426.0	$434.9

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.
(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, determining incentive compensation and determining the amount of cash available for dividends and discretionary investments, and by investors and analysts in evaluating performance of the business:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 6.50 at April 1, 2023) and an interest coverage ratio (minimum of 3.00 for the twelve months ended April 1, 2023).

For the three and six months ended April 1, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring program, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the three and six months ended April 1, 2023, the Company incurred costs of $118.7 million and $128.2 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $18.1 million and $23.2 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.

For the three and six months ended April 2, 2022, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the second quarter of fiscal 2022, the Company announced plans to consolidate U.S. lighting manufacturing for its Hawthorne segment into a single location and to close another recently acquired assembly facility and move those operations to its Santa Rosa, California facility. During the three and six months ended April 2, 2022, the Company incurred costs of $5.3 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $0.1 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits and impairment of property, plant and equipment associated with this restructuring initiative.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2023 GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Equity in income / loss of unconsolidated affiliates is excluded from the calculation of non-GAAP Adjusted EBITDA. This exclusion is consistent with the calculation of that measure as required by the Company’s borrowing arrangements. This change was first reflected in the calculation of Adjusted EBITDA during the fourth quarter of fiscal 2022. The prior period amounts have been reclassified to conform to the revised calculation.